Exhibit j (iv) under Form N-1A
                                               Exhibit 23 under Item 601/Reg S-K





  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Eagle Shares Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 91 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our report dated September 19, 2007 on Money Market Management (one of the portfolios constituting Money Market Obligations Trust) included in the Annual Shareholder Report for the year ended July 31, 2007.



                                                   /s/ Ernst & Young LLP

Boston, Massachusetts
October 17, 2007